Filed Pursuant to Rule 424(b)(5)

Registration No. 333-209313

Prospectus SUPPLEMENT

(to the Prospectus Dated April 4, 2016)

$14,331,004

Common Stock

This Prospectus Supplement amends and supplements the information in our prospectus, dated April 4, 2016 (the “Prospectus”) related to our registration statement on Form S-3 (File No. 333-209313).  This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus and any future amendments or supplements thereto.

The Prospectus relates to the offer and sale of up to $25,000,000 shares of our common stock from time to time pursuant to the terms of an At-The-Market Equity Offering Sales Agreement (the “Sales Agreement”), we entered into with Stifel, Nicolaus & Company, Incorporated (“Stifel”), acting as the sales agent. Sales of our common stock, if any, under this Prospectus Supplement will be made by any method permitted that is deemed an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

As of September 1, 2017, the aggregate market value of our outstanding common stock held by non-affiliates, or the public float, was $42,997,311, which was calculated based on 13,649,940 shares of our outstanding common stock held by non-affiliates at a price of $3.15 per share, the closing price of our common stock on September 1, 2017. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell shares pursuant to the Prospectus as updated by this Prospectus Supplement with a value of more than one-third of the aggregate market value of our common stock held by non-affiliates in any 12-month period, so long as the aggregate market value of our common stock held by non-affiliates is less than $75,000,000. During the 12 calendar months prior to, and including, the date of this Prospectus Supplement, we have not sold any securities pursuant to General Instruction I.B.6 of Form S-3.

Through the date hereof, we have not sold any shares of our common stock through Stifel under the Sales Agreement pursuant to Prospectus. We are filing this Prospectus Supplement to amend the Prospectus to update the amount of shares we are eligible to sell under General Instruction I.B.6. As a result of these limitations and the current public float of our common stock, and in accordance with the terms of the Sales Agreement, we may currently offer and sell shares of our common stock having an aggregate offering price of up to $14,331,004 from time to time through Stifel. If our public float increases such that we may sell additional amounts under the Sales Agreement and the registration statement and Prospectus to which this Prospectus Supplement related, we will file another prospectus supplement prior to making additional sales.

Our common stock is listed on The NASDAQ Global Market under the symbol “TCON.”

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” contained in the documents we incorporate by reference in this prospectus supplement to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 1, 2017.